Exhibit 4
HILLEVAX, INC. STOCK ISSUANCE AGREEMENT

THIS STOCK ISSUANCE AGREEMENT (“Agreement”) is made as of July 2, 2021 by and between HILLEVAX, INC., a Delaware corporation (the “Company”), and TAKEDA VACCINES, INC. (the “Recipient”) in connection with that certain License Agreement, dated as of July 2, 2021 by and between Recipient and the Company (the “License Agreement”) together with that certain Warrant to Purchase Shares of Common Stock (the “Warrant Shares”), dated as of July 2, 2021 (the “Warrant”) (collectively, the “Transaction Agreements”).

The parties agree as follows:

1.Issuance of Shares. The Company hereby agrees to issue to the Recipient an aggregate of five hundred thousand (500,000) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in consideration of Recipient’s rights and obligations set forth in the License Agreement (the “Shares”), the value of which the Company has determined exceeds the par value of such Shares (the “Share Issuance”, and together with the issuance of the Warrant to the Recipient, the “Issuance”).

2.Right of First Refusal. The Recipient acknowledges that the Shares are subject to a Right of First Refusal pursuant to the Company’s Bylaws, a copy of which is available from the Secretary of the Company.

3.Company Representations. In connection with the Issuance, the Company represents to the Recipient the following:

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(b)The authorized capital of the Company consists, immediately prior to the Issuance, of 10,000,000 shares of Common Stock, 5,153,000 shares of which are issued and outstanding immediately prior to the Issuance. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(c)The Company has reserved 1,766,500 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2021 Equity Incentive Plan duly adopted by its Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 919,500 shares have been issued pursuant to restricted stock purchase agreements and are currently outstanding, no options to purchase shares have been granted and are currently outstanding, and 847,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Recipient complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(d)Exhibit A sets forth the capitalization of the Company immediately following the Issuance including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common

Stock reserved for future award grants under the Stock Plan; and (iv) warrants or stock purchase rights, if any. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (A) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and
(B) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering (the “IPO”) pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

(e)All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares and the Warrant Shares, has been taken or will be taken prior to the Issuance. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Issuance, and the issuance and delivery of the Shares and the Warrant Shares has been taken or will be taken prior to the Issuance. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(f)The Shares and the Warrant Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Warrant, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Recipient. Assuming the accuracy of the representations of the Recipient in Section 4 of this Agreement, the Shares and the Warrant Shares will be issued in compliance with all applicable federal and state securities laws.

(g)Assuming the accuracy of the representations made by the Recipient in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D promulgated under the Securities Act
(“Regulation D”), and applicable state securities laws, which have been made or will be made in a timely manner.

4.Investment Representations. In connection with the Issuance, the Recipient represents to the Company the following:

(a)The Shares to be issued to the Recipient hereunder will be acquired for investment for the Recipient’s own account and not with a view to the public resale or distribution thereof within the meaning of the Securities Act.

(b)To the Recipient’s knowledge, the Recipient has received or has had full access to all the information the Recipient considers necessary or appropriate to make an informed investment decision with respect to the Shares.

(c)The Recipient understands that the receipt of the Shares involves substantial risk. The Recipient: (i) has experience as an investor in securities of companies in the development stage and acknowledges that the Recipient is able to fend for itself, can bear the economic risk of the Recipient’s investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Shares and protecting its investment; and/or (ii) has a preexisting business relationship with the Company and/or certain of its other officers, directors or controlling persons of a nature and duration that enables the Recipient to be aware of the character, business acumen and financial circumstances of such persons.

(d)The Recipient is an accredited investor within the meaning of Regulation
D.

(e)The Recipient is not a person of the type described in Section 506(d) of Regulation D that would disqualify the Company from engaging in a transaction pursuant to Section 506 of Regulation D.

(f)The Recipient understands that the Shares are characterized as “restricted securities” under the Securities Act, in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Recipient represents that it is familiar with Rule 144 of the Securities and Exchange Commission and understands the resale limitations imposed thereby and by the Securities Act. The Recipient understands that the Company is under no obligation to register any of the securities sold hereunder.

5.Stock Certificate Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legends:

(a)THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(b)THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S) AS PROVIDED IN THE BYLAWS OF THE COMPANY.

(c)THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRANSFER RESTRICTION, AS PROVIDED IN THE BYLAWS OF THE COMPANY.

(d)Any legend required by the Company’s Bylaws and any applicable state securities laws.

6.Market Stand-Off Agreement. The Recipient hereby agrees, if so requested by the managing underwriters or the Company in connection with the IPO, that, without the prior written consent of such managing underwriters, the Recipient will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of, assign any legal or beneficial interest in or make a distribution of any capital stock of the Company held by or on behalf of the Recipient or beneficially owned by the Recipient in accordance with the rules and regulations of the Securities and Exchange Commission for a period of up to 180 days after the date of the final prospectus relating to the Company’s IPO. The foregoing provisions of this Section 6 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any affiliate of the Recipient, and shall be applicable to the Recipient only if all officers and directors are subject to the same restrictions and the Company obtains a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock. Any discretionary waiver or termination of the restrictions of any or all of such agreements with Company stockholders by the Company or the underwriters shall apply pro rata to the Recipient, based on the number of shares subject to such agreements.

7.Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be appropriately adjusted to reflect any stock split, reverse stock split or stock dividend or other similar change in the Shares which may be made by the Company after the date of this Agreement.

8.Tax Consequences. The Recipient has had the opportunity to review with the Recipient’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

9.General Provisions.

(a)This Agreement shall be governed by the laws of the State of Delaware. This Agreement, together with the other Transaction Agreements, represents the entire agreement between the parties with respect to the issuance of Common Stock to the Recipient and may only be modified or amended in writing signed by both parties.

(b)Any notice, demand or request required or permitted to be given by either the Company or the Recipient pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

(c)The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Except with respect to a transfer permitted under the Company’s Bylaws, the rights and obligations of the Recipient under this Agreement may only be assigned with the prior written consent of the Company and any purported transfer otherwise shall be null and void.

(d)Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(e)The Recipient has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

COMPANY:			RECIPIENT:
HILLEVAX, INC., a Delaware Corporation			TAKEDA VACCINES, INC.

By:	/s/ Robert Hershberg		By:	/s/ Rajeev Venkayya, MD
	Name:	Robert Hershberg		Name:	Rajeev Venkayya, MD
	Title:	Chief Executive Officer		Title:	President, Global Vaccine Business Takeda Pharmaceuticals

Address:		601 Union Street, Suite 3200 Seattle, Washington, 98101	Address:		75 Sidney Street Cambridge, Massachusetts 02139

[SIGNATURE PAGE TO STOCK ISSUANCE AGREEMENT]

EXHIBIT A CAPITALIZATION TABLE
[Pro-Forma Capitalization After Issuance Including Vesting Schedules and Exercise Prices and Shares Reserved for Future Award Grants.]